Exhibit 99.2

CSX
HOW TOMORROW MOVES

CSX QUARTERLY FINANCIAL REPORT
SECOND QUARTER 2016

CSX Corporation Announces Second Quarter Earnings

Highlights:

•	Delivered earnings per share of $0.47 and an operating ratio of 68.9 percent

•	Strong U.S. dollar, low commodity prices and energy market transition continue to challenge financial performance and are expected to impact full-year earnings

JACKSONVILLE, Fla. - July 13, 2016 - CSX Corporation (Nasdaq: CSX) today announced second quarter 2016 net earnings of $445 million, or $0.47 per share, down from $553 million, or $0.56 per share, in the same period of last year.

“CSX continued to drive strong customer service and network efficiency in a challenging market, which is expected to persist throughout this year,” said Michael J. Ward, chairman and chief executive officer. “In this environment, the company continues to right-size resources while making strategic investments to transform the company and capitalize on market opportunities to drive long-term value creation.”

Revenue for the quarter declined 12 percent, driven primarily by an overall 9 percent volume decline that impacted nearly all markets, including coal declines of more than 30 percent, which more than offset pricing gains from an improving service product.

Expenses improved 9 percent in the quarter, driven by efficiency gains of $96 million, lower volume-related costs of $86 million as CSX further aligned its cost structure with current and future market dynamics, and $56 million from reduced fuel prices.

Despite the strong efficiency performance in the quarter, operating income decreased 17 percent to $840 million and the operating ratio increased 210 basis points year-over-year to 68.9 percent.

Looking forward, CSX continues to expect 2016 full-year earnings per share to decline, reflecting the ongoing transition in the energy markets, along with the impact of the strong U.S. dollar and low commodity prices. As the company positions itself to serve the markets of tomorrow, CSX remains focused on maximizing shareholder value and achieving a mid-60s operating ratio longer term.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900
Consolidated Financial Statements........p. 3	read in conjunction with the	Jacksonville, FL 32202	INVESTOR RELATIONS
Operating Statistics...............................p. 16	Company’s most recent	www.csx.com	David Baggs
Network Map.........................................p. 17	Annual Report on Form 10-K,		(904) 359-4812
	Quarterly Reports on Form		MEDIA
	10-Q, and any Current		Melanie Cost
	Reports on Form 8-K.		(904) 359-1702

This release corrects information released via Twitter earlier today. CSX executives will conduct a quarterly earnings conference call with the investment community on July 14, 2016, from 8:30 a.m. to 9:30 a.m. Eastern time. Investors, media and the public may listen to the conference call by dialing 1-888-EARN-CSX (888-327-6279) and asking for the CSX earnings call. Callers outside the U.S., dial 1-773-756-0199. Participants should dial in 10 minutes prior to the call. In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

About CSX and its Disclosures

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 190 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Slideshare (http://www.slideshare.net/HowTomorrowMoves). The social media channels used by CSX may be updated from time to time.

More information about CSX Corporation and its subsidiaries is available at www.csx.com and on Facebook (http://www.facebook.com/OfficialCSX).

Forward-looking Statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward- looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in millions, except per share amounts)

	Quarters Ended				Six Months Ended
	Jun. 24, 2016	Jun. 26, 2015	$ Change	% Change	Jun. 24, 2016	Jun. 26, 2015	$ Change	% Change

Revenue	$2,704	$3,064	$(360)	(12)%	$5,322	$6,091	$(769)	(13)%
Expense
Labor and Fringe	749	825	76	9	1,545	1,704	159	9
Materials, Supplies and Other	519	559	40	7	1,069	1,186	117	10
Fuel	172	263	91	35	322	533	211	40
Depreciation	319	299	(20)	(7)	632	594	(38)	(6)
Equipment and Other Rents	105	101	(4)	(4)	210	214	4	2
Total Expense	1,864	2,047	183	9	3,778	4,231	453	11

Operating Income	840	1,017	(177)	(17)	1,544	1,860	(316)	(17)

Interest Expense	(141)	(134)	(7)	(5)	(284)	(268)	(16)	(6)
Other Income - Net	8	4	4	100	15	6	9	(150)
Earnings Before Income Taxes	707	887	(180)	(20)	1,275	1,598	(323)	(20)

Income Tax Expense	(262)	(334)	72	22	(474)	(603)	129	21
Net Earnings	$445	$553	$(108)	(20)%	$801	$995	$(194)	(19)%

Operating Ratio	68.9%	66.8%			71.0%	69.5%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$0.47	$0.56	$(0.09)	(16)%	$0.84	$1.00	$(0.16)	(16)%

Average Shares Outstanding, Assuming Dilution (millions)	952	989			958	990

Cash Dividends Paid Per Common Share	$0.18	$0.18			$0.36	$0.34

CSX Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Jun. 24, 2016	Dec. 25, 2015
ASSETS

Cash and Cash Equivalents	$566	$628
Short-term Investments	262	810
Other Current Assets	1,400	1,402
Properties - Net	30,607	30,174
Investment in Affiliates and Other Companies	1,413	1,394
Other Long-term Assets	302	337
Total Assets	$34,550	$34,745

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-term Debt	$632	$20
Other Current Liabilities	1,650	1,932
Long-term Debt	9,905	10,515
Deferred Income Taxes - Net	9,355	9,179
Other Long-term Liabilities	1,383	1,431
Total Liabilities	22,925	23,077

Total Shareholders' Equity	11,625	11,668
Total Liabilities and Shareholders' Equity	$34,550	$34,745

Certain prior year data has been reclassified to conform to the current presentation.

CSX Corporation

CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)
(Dollars in millions)

	Six Months Ended
	Jun. 24, 2016	Jun. 26, 2015
OPERATING ACTIVITIES
Net Earnings	$801	$995
Depreciation	632	594
Deferred Income Taxes	165	33
Gains on Property Dispositions	—	(19)
Other Operating Activities - Net	(6)	(21)
Net Cash Provided by Operating Activities	1,592	1,582

INVESTING ACTIVITIES
Property Additions	(1,066)	(1,288)
Purchase of Short-term Investments	(260)	(775)
Proceeds from Sales of Short-term Investments	810	390
Proceeds from Property Dispositions	8	47
Other Investing Activities	27	52
Net Cash Used in Investing Activities	(481)	(1,574)

FINANCING ACTIVITIES
Long-term Debt Issued	—	600
Long-term Debt Repaid	—	(210)
Dividends Paid	(344)	(336)
Shares Repurchased (a)	(515)	(284)
Other Financing Activities - Net (b)	(314)	(9)
Net Cash Used in Financing Activities	(1,173)	(239)

Net Decrease in Cash and Cash Equivalents	(62)	(231)

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	628	669
Cash and Cash Equivalents at End of Period	$566	$438

CSX Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Cash Flow Statement

a)	Shares Repurchased: During the second quarter and six months ended of 2016 and 2015, the Company repurchased the following number of shares:

	Quarters Ended		Six Months Ended
	Jun. 24, 2016	Jun. 26, 2015	Jun. 24, 2016	Jun. 26, 2015
Shares Repurchased (Millions)	10	4	20	8
Cost of Shares (Dollars in millions)	$266	$157	$515	$284

b)	Other Financing Activities - Net: Included within Other Financing Activities - Net are payments of $307 million for locomotives which were purchased using seller financing in 2015.

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended June 24, 2016 and June 26, 2015

	Volume			Revenue			Revenue Per Unit
	2016	2015	% Change	2016	2015	% Change	2016	2015	% Change
Agricultural
Agricultural Products	93	101	(8)%	$243	$266	(9)%	$2,613	$2,634	(1)%
Phosphates and Fertilizers	72	78	(8)	114	122	(7)	1,583	1,564	1
Food and Consumer	23	24	(4)	64	68	(6)	2,783	2,833	(2)
Industrial
Chemicals	138	158	(13)	478	530	(10)	3,464	3,354	3
Automotive	121	120	1	313	313	—	2,587	2,608	(1)
Metals	56	61	(8)	146	156	(6)	2,607	2,557	2
Housing and Construction
Forest Products	68	74	(8)	192	202	(5)	2,824	2,730	3
Minerals	95	84	13	137	123	11	1,442	1,464	(2)
Waste and Equipment	40	41	(2)	85	78	9	2,125	1,902	12
Total Merchandise	706	741	(5)	1,772	1,858	(5)	2,510	2,507	—

Coal	195	295	(34)	416	630	(34)	2,133	2,136	—

Intermodal	694	723	(4)	419	450	(7)	604	622	(3)

Other	—	—	—	97	126	(23)	—	—	—

Total	1,595	1,759	(9)%	$2,704	$3,064	(12)%	$1,695	$1,742	(3)%

Six Months Ended June 24, 2016 and June 26, 2015

	Volume			Revenue			Revenue Per Unit
	2016	2015	% Change	2016	2015	% Change	2016	2015	% Change
Agricultural
Agricultural Products	192	210	(9)%	$506	$557	(9)%	$2,635	$2,652	(1)%
Phosphates and Fertilizers	148	156	(5)	241	258	(7)	1,628	1,654	(2)
Food and Consumer	45	47	(4)	124	132	(6)	2,756	2,809	(2)
Industrial
Chemicals	288	313	(8)	979	1,064	(8)	3,399	3,399	—
Automotive	234	221	6	603	580	4	2,577	2,624	(2)
Metals	106	122	(13)	284	310	(8)	2,679	2,541	5
Housing and Construction
Forest Products	136	147	(7)	381	400	(5)	2,801	2,721	3
Minerals	157	144	9	237	226	5	1,510	1,569	(4)
Waste and Equipment	73	72	1	151	140	8	2,068	1,944	6
Total Merchandise	1,379	1,432	(4)	3,506	3,667	(4)	2,542	2,561	(1)

Coal	395	584	(32)	815	1,268	(36)	2,063	2,171	(5)

Intermodal	1,372	1,378	—	824	865	(5)	601	628	(4)

Other	—	—	—	177	291	(39)	—	—	—

Total	3,146	3,394	(7)%	$5,322	$6,091	(13)%	$1,692	$1,795	(6)%

CSX Corporation

VOLUME AND REVENUE
Revenue was down $360 million to $2.7 billion from the prior year's second quarter as price gains were more than offset by volume declines, lower fuel surcharge revenue and negative business mix.

Same Store Sales Pricing Year-Over-Year Change
% Change
All-In	2.9%
Merchandise and Intermodal	4.0%

Same store sales is defined as customer shipments with the same commodity and car type, and the same origin and destination.

Revenue per unit was down 3 percent as pricing gains in the quarter were more than offset by lower fuel recoveries and negative mix. Same store sales increased across all markets with the exception of export coal.

MERCHANDISE

Agricultural Sector

Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)
Volume			Revenue			Revenue Per Unit
2016	2015	% Change	2016	2015	% Change	2016	2015	% Change
188	203	(7)	$421	$456	(8)	$2,239	$2,246	—

% of Carloads

Agricultural Products - Volume decreased in products used for animal feeding due to high inventories and a strong U.S. dollar that both challenged export moves and allowed for more import displacement of domestic product. Additionally, ethanol market dynamics favored Gulf region destinations for storage and export, which precluded CSX participation in shipments from Western origins.

Phosphates and Fertilizers - Volume declines were concentrated in phosphate due to customer production curtailments that reflect an anticipated weaker market for phosphate rock and sulfur inputs, partially a result of import phosphate displacement.

Food and Consumer - Lower volume was a result of weaker Western fruit and vegetable crop yields, which reduced refrigerated product moves. This decline was partially offset by increased alcoholic beverage volume reflecting increased demand for Mexican beer and growth in an expedited rail product into the Northeast.

CSX Corporation

Industrial Sector

Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)
Volume			Revenue			Revenue Per Unit
2016	2015	% Change	2016	2015	% Change	2016	2015	% Change
315	339	(7)	$937	$999	(6)	$2,975	$2,947	1
% of Carloads

Chemicals - While non-energy related chemicals volume increased slightly, low prices of crude oil and gas products led to significant volume decline in energy-related markets, including crude oil and frac sand.

Automotive - Volume increased, consistent with North American light vehicle production, with growth across several customers. Volume mix continued to favor trucks and SUV’s over passenger cars aligned with consumer buying patterns.

Metals - Despite continued sequential improvement, volume remained challenged versus last year due to domestic mill closures brought on by steel import levels that remain above average reflecting a strong U.S. dollar.

Housing and Construction Sector

Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)
Volume			Revenue			Revenue Per Unit
2016	2015	% Change	2016	2015	% Change	2016	2015	% Change
203	199	2	$414	$403	3	$2,039	$2,025	1
% of Carloads

Forest Products - Volume declined in paper products due to continued industry consolidation, electronic substitution and near-term losses to truck as a result of excess capacity and low prices. Further, a strong U.S. dollar challenged exports and increased imports that do not move by rail.

Minerals - Growth in volume resulted from the continued onboarding of shipments in fly ash, a by-product of burning coal that requires environmental remediation, and ongoing strength in aggregates used in construction.

Waste and Equipment - Volume decreased as the cycling of prior year soil remediation projects more than offset increased equipment and military moves.

CSX Corporation

COAL

Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)
Volume			Revenue			Revenue Per Unit
2016	2015	% Change	2016	2015	% Change	2016	2015	% Change
195	295	(34)	$416	$630	(34)	$2,133	$2,136	—

% of Tons

Domestic Utility Coal - Volume declined as natural gas prices continued to favor gas burn and kept utility inventory levels of coal high.

Domestic Coke, Iron Ore and Other - Lower volume resulted from an oversupplied coke market driven by softer domestic integrated steel production and the idling of a customer facility.

Export Coal - Volume decreased as a result of a strong U.S. dollar and global oversupply which impacted U.S. competitiveness in the world market for both metallurgical and thermal coal.

	Quarters Ended			Six Months Ended
	Jun. 24, 2016	Jun. 26, 2015	% Change	Jun. 24, 2016	Jun. 26, 2015	% Change
(Millions of Tons)
Domestic
Utility	11.5	18.2	(37)%	23.9	35.8	(33)%
Coke, Iron Ore and Other	4.7	7.1	(34)	9.4	12.4	(24)
Total Domestic	16.2	25.3	(36)	33.3	48.2	(31)
Export
Metallurgical	4.5	5.2	(13)	8.9	11.0	(19)
Thermal	1.8	3.2	(44)	3.3	7.2	(54)
Total Export	6.3	8.4	(25)	12.2	18.2	(33)

Total Coal	22.5	33.7	(33)%	45.5	66.4	(31)%

CSX Corporation

INTERMODAL

Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)
Volume			Revenue			Revenue Per Unit
2016	2015	% Change	2016	2015	% Change	2016	2015	% Change
694	723	(4)	$419	$450	(7)	$604	$622	(3)
% of Units

Domestic - Volume increased 5 percent driven by growth with existing customers, ongoing success with CSX’s highway-to-rail conversion program, and network service offerings enhanced by service levels and investment.

International - Volume decreased 16 percent as a result of prior competitive losses in international accounts, difficult comparisons from cycling the 2015 West Coast port recovery and the weaker global freight environment.

Intermodal Network

CSX Corporation

OTHER REVENUE
Other revenue decreased $29 million primarily due to lower incidental charges and affiliate coal-related revenue.

FUEL SURCHARGE

Fuel surcharge revenue is included in the individual markets detailed within the volume and revenue explanations above. Fuel lag is the estimated difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are generally on a two month lag.

	Quarters Ended			Six Months Ended
(Dollars in millions)	Jun. 24, 2016	Jun. 26, 2015	$ Change	Jun. 24, 2016	Jun. 26, 2015	$ Change
Fuel Surcharge Revenue	$36	$134	$(98)	$88	$325	$(237)
Fuel Lag (Expense) Benefit	$(10)	$(1)	$(9)	$8	$36	$(28)

CSX Corporation

EXPENSE
Expenses of $1.9 billion decreased $183 million, or 9 percent year over year, primarily driven by efficiency savings and lower volume-related costs.

EXPENSE
(Dollars in millions)

LABOR AND FRINGE

•	Inflation resulted in $19 million of additional cost driven by increased health and welfare costs.

•	Volume-related costs were $53 million lower.

•
Efficiency savings of $50 million were driven by lower operating and non-operating support costs driven by structural changes, the Company’s train length initiative that began in the second quarter of the prior year, lower overtime and reduced crew training.

•	Other costs increased $8 million.

EMPLOYEE COUNTS (Estimated)

	2016	2015 (a)	Change
April	27,868	32,425	(4,557)
May	27,777	32,264	(4,487)
June	27,461	31,885	(4,424)
Average	27,702	32,191	(4,489)

(a) 2015 average employee counts were corrected by an immaterial omission of approximately 100 employees.

CSX Corporation

MATERIALS, SUPPLIES AND OTHER

•	Inflation resulted in $9 million of additional cost.

•	Efficiency savings of $32 million were primarily related to lower operating support costs, driven by structural changes and broad cost containment.

•	Volume-related costs were $7 million lower.

•
Other costs decreased $10 million due to a continuing decline in the severity of injuries in addition to various other cost reductions, which more than offset a prior year real estate gain of $17 million.

FUEL

•	A 25 percent price decline was the primary driver for $56 million in fuel expense savings.

•	Volume-related costs were $27 million lower.

•	Efficiency savings of $8 million were primarily related to locomotive fuel reduction technology and process improvement.

	Quarters Ended			Six Months Ended
(Dollars and Gallons In Millions, Except Price per Gallon)	Jun. 24, 2016	Jun. 26, 2015	Fav / (Unfav)	Jun. 24, 2016	Jun. 26, 2015	Fav / (Unfav)
Estimated Locomotive Fuel Consumption (Gallons)	106.1	122.1	16.0	219.2	254.0	34.8
Price per Gallon (Dollars)	$1.49	$1.99	$0.50	$1.33	$1.92	$0.59
Total Locomotive Fuel Expense	$158	$243	$85	$292	$488	$196
Other	14	20	6	30	45	15
Total Fuel Expense	$172	$263	$91	$322	$533	$211

CSX Corporation

DEPRECIATION
Depreciation expense increased $20 million due to a larger asset base.

EQUIPMENT AND OTHER RENTS

•	Inflation resulted in $5 million additional cost primarily related to rates on automotive cars.

•	Volume-related costs were $1 million higher due to increases in automotive activity.

•	Efficiency savings of $6 million were due to improved car cycle times.

•	Other costs increased $4 million.

CSX Corporation

OPERATING STATISTICS (Estimated)

TON MILES

	Quarters Ended			Six Months Ended
	Jun. 24, 2016	Jun. 26, 2015	Improvement / (Deterioration)	Jun. 24, 2016	Jun. 26, 2015	Improvement / (Deterioration)
Revenue Ton-Miles (Billions)
Merchandise	33.9	36.8	(8)%	68.3	72.8	(6)%
Coal	11.0	15.8	(30)	21.5	31.9	(33)
Intermodal	6.9	7.4	(7)	13.5	14.2	(5)
Total	51.8	60.0	(14)%	103.3	118.9	(13)%

Gross Ton-Miles (Billions)
Total Gross Ton-Miles	98.4	111.0	(11)%	195.6	218.3	(10)%
(Excludes locomotive gross ton-miles)

SAFETY AND SERVICE

CSX’s FRA train accident rate of 1.88 for the quarter improved 10 percent from the prior year, while the FRA reportable personal injury frequency index of 0.90 is 14 percent unfavorable due to the significant decline in man-hours. The Company remains committed to ongoing improvement, with a focus on avoiding catastrophic events.

CSX’s operating performance continues to improve. On-time originations increased to 88 percent and on-time arrivals increased to 69 percent. Average train velocity was 21.1 miles per hour, up 4 percent versus last year, and terminal dwell was 25.0 hours, or flat to the prior year. The Company expects to sustain or improve this level of performance while continuing to drive productivity and resource efficiency.

	Quarters Ended			Six Months Ended
	Jun. 24, 2016	Jun. 26, 2015	Improvement / (Deterioration)	Jun. 24, 2016	Jun. 26, 2015	Improvement / (Deterioration)
Safety and Service Measurements
FRA Personal Injury Frequency Index	0.90	0.79	(14)%	0.90	0.80	(13)%
(Number of FRA-reportable injuries per 200,000 man-hours)
FRA Train Accident Rate	1.88	2.09	10%	2.37	2.33	(2)%
(Number of FRA-reportable train accidents per million train miles)

On-Time Originations	88%	66%	33%	84%	58%	45%
On-Time Arrivals	69%	48%	44%	67%	45%	49%

Train Velocity (Miles per hour)	21.1	20.3	4%	21.1	20.2	4%
Dwell (Hours)	25.0	25.0	—%	25.5	26.3	3%

Cars-On-Line	205,945	205,239	—%	206,651	207,088	—%

Certain operating statistics are estimated and can continue to be updated as actuals settle.

CSX Rail Network

Montreal
Syracuse
Selkirk
Buffalo
Detroit
Chicago
Walbridge
Cleveland
Stanley
Willard
Greenwich
Columbus
Cumberland
Locust Point
Curtis Bay
Avon
Cincinnati
Louisville
Richmond
Rocky Mount
Nashville
Hamlet
Florence
Atlanta
Birmingham
Charleston
Montgomery
E. Savannah
Waycross
Mobile
Jacksonville
New Orleans
Tampa
Major Terminals
CSX Rail Network